Exhibit 99.4

CONSENT OF MAZARS S.A.

We hereby consent to the use of our auditors’ report (un rapport écrit destiné aux actionnaires) to the Board of Directors of ArcelorMittal S.A. (“ArcelorMittal”) included as an appendix to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form F-4 of ArceorMittal relating to the merger of Mittal Steel Company N.V. into ArcelorMittal.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Luxembourg, June 26, 2007

For MAZARS, Réviseurs d’entreprises

/s/ PHILIPPE SLENDZAK	/s/ PATRICK ROCHAS
Philippe SLENDZAK Partner	Patrick ROCHAS Partner